As filed with the Securities and Exchange Commission on February 2, 2018.
Registration Statement No. 333- _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2314475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of Principal Executive Offices)	(Zip Code)

Rockwell Collins Retirement Savings Plan (Full title of the plan)

Robert J. Perna, Esq. Senior Vice President, General Counsel and Secretary Rockwell Collins, Inc. 400 Collins Road NE Cedar Rapids, Iowa 52498 (Name and address of agent for service of process)

(319) 295-1000 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	x	Accelerated filer	Non-accelerated filer	Smaller reporting Company
(Do not check if a smaller reporting company)
Emerging growth company
Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share	500,000 shares	$137.74	$68,870,000	$8,575

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of Common Stock as may become issuable as a result of any stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Common Stock for New York Stock Exchange‑Composite Transactions on January 30, 2018.

Pursuant to Rule 429 under the Securities Act, the prospectus that is part of this Registration Statement will be used in connection with the offer and sale of Common Stock and an indeterminate amount of interests under the plans previously registered under the Registrant’s Registration Statements on Form S-8 (Registration No. 333-63100, 333-102047 and 333-160384).

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of (1) the Registration Statement on Form S-8 (Registration No. 333-63100) filed by Rockwell Collins, Inc. (formerly named New Rockwell Collins, Inc.) (the “Company”) on June 15, 2001, relating to the Rockwell Collins Retirement Savings Plan for Salaried Employees (the “Salaried Savings Plan”), the Rockwell Collins Retirement Savings Plan for Hourly Employees (the “Savings Plan for Hourly Employees”) and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (the “Savings Plan for Bargaining Unit Employees”), (2) the Registration Statement on Form S-8 (Registration No. 333-102047) filed by the Company on December 20, 2002 relating to the Salaried Savings Plan and (3) the Registration Statement on Form S-8 (Registration No. 333-160384) filed by the Company on July 1, 2009 relating to the Salaried Savings Plan and the Savings Plan for Bargaining Unit Employees, except in each case as expressly modified herein.
On December 31, 2004, the Savings Plan for Hourly Employees was merged into the Salaried Savings Plan, which following the merger was renamed the Rockwell Collins Retirement Savings Plan (the “Savings Plan”). On December 31, 2015, the Savings Plan for Bargaining Unit Employees was merged into the Savings Plan.
On February 1, 2018, the Board of Directors of the Company authorized the registration under the Securities Act of an additional 500,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) to be offered pursuant to the Savings Plan. This Registration Statement registers such 500,000 additional shares of Common Stock and an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 11-K of the Savings Plan for the year ended December 31, 2016;

(b)	Annual Report on Form 10-K of the Company for the year ended September 30, 2017;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2017; and

(d)
The description of Common Stock contained in Item 11 of the Company's Registration Statement on Form 10, as amended (File No. 001-16445), filed with the Commission pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Company and the Savings Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 5. Interests of Named Experts and Counsel.
Robert J. Perna, Esq., who has given his opinion about certain legal matters affecting the shares of Common Stock covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of the Company.

Item 6. Indemnification of Directors and Officers.
The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. The Company’s restated certificate of incorporation, as amended, provides that the Company’s directors are not liable to the Company or the shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock, or (iv) for any transaction from which a director derived an improper personal benefit.
The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. The Company’s amended and restated by-laws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. The Company’s directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.
In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

Item 7. Exemption from Registration Claimed.
This item is not applicable.

Item 8. Exhibits.

4.1
Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3-a-1 to the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2001, is incorporated herein by reference.

4.2
Certificate of Merger effecting name change of the Company from "New Rockwell Collins, Inc." to "Rockwell Collins, Inc.", filed as Exhibit 3-a-2 to the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2001, is incorporated herein by reference.

4.3	By‑Laws of the Company, as amended and restated effective April 20, 2016, filed as Exhibit 3-b-1 to the Company's Form 8‑K dated April 20, 2016, is incorporated herein by reference.
4.4	Specimen certificate for the Company's Common Stock, filed as Exhibit 4.1 to the Company's Registration Statement on Form 10, as amended (File No. 001-16445), is incorporated herein by reference.
5.1
Opinion of Robert J. Perna, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this Registration Statement.

5.2
Determination Letter from the Internal Revenue Service with respect to the qualification of the Rockwell Collins Retirement Savings Plan under Section 401 of the Internal Revenue Code dated November 30, 2017.  The Company hereby undertakes to submit the Rockwell Collins Retirement Savings Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner, as required by IRS procedures, and will make all changes required by the IRS in order to continue to qualify the plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Company.
23.2	Consent of Grant Thornton LLP, independent auditors for the Savings Plan.
23.3	Consent of Robert J. Perna, Esq., contained in his opinion filed as Exhibit 5.1 to this Registration Statement.
24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors of the Company (included on the signature page of this Registration Statement).

Item 9. Undertakings.

A.	The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

5.1
Opinion of Robert J. Perna, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock of the Company covered by this Registration Statement.

5.2	Determination Letter from the Internal Revenue Service with respect to the qualification of the Savings Plan under Section 401 of the Internal Revenue Code.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Company.
23.2	Consent of Grant Thornton LLP, independent auditors for the Savings Plan.
23.3	Consent of Robert J. Perna, Esq., contained in his opinion filed as Exhibit 5.1 to this Registration Statement.
24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors of the Company (included on the signature page of this Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 1st day of February, 2018.

ROCKWELL COLLINS, INC.

By	/s/ Robert J. Perna
Robert J. Perna, Senior Vice President,
General Counsel and Secretary

I, the undersigned Director and Officer of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute and appoint ROBERT J. PERNA, PATRICK E. ALLEN and TATUM J. BUSE, and each of them singly, my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, a Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) and supplements thereto for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of Common Stock, par value $0.01 per share, of this Company to be offered pursuant to the Rockwell Collins Retirement Savings Plan.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 1st day of February by the following persons in the capacities indicated:

Signature	Title
/s/ Robert K. Ortberg Robert K. Ortberg	Chief Executive Officer and President (principal executive officer) and Chairman of the Board
/s/ Anthony J. Carbone Anthony J. Carbone	Lead Director
/s/ Chris A. Davis Chris A. Davis	Director
/s/ Ralph E. Eberhart Ralph E. Eberhart	Director
/s/ John A. Edwardson John A. Edwardson	Director
/s/ Richard G. Hamermesh Richard G. Hamermesh	Director
/s/ David Lilley David Lilley	Director
/s/ Andrew J. Policano Andrew J. Policano	Director
/s/ Cheryl L. Shavers Cheryl L. Shavers	Director
/s/ Jeffrey L. Turner Jeffrey L. Turner	Director
/s/ Patrick E. Allen Patrick E. Allen	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ Tatum J. Buse Tatum J. Buse	Vice President, Finance and Controller (principal accounting officer)

THE SAVINGS PLAN. Pursuant to the requirements of the Securities Act of 1933, the Rockwell Collins Retirement Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 1st day of February, 2018.

ROCKWELL COLLINS RETIREMENT SAVINGS PLAN

By	/s/ Laura A. Patterson
Laura A. Patterson
(Chair of Employee Benefit Plan Committee)